SUBSCRIPTION AGREEMENT

Subscription Agreement, dated as of August 27, 2024, between Gladstone Alternative Income Fund, a Delaware statutory trust (the “Company”), and The Gladstone Companies, Inc., a Delaware corporation (the “Purchaser”).

WHEREAS, the Company is a newly organized closed-end management investment company that has registered under the Investment Company Act of 1940, as amended; and

WHEREAS, the Company proposes to issue and sell multiple classes of its common shares of beneficial interest in a continuous offering registered under the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, the Company and the Purchaser agree as follows:

1.

The Company offers to sell to the Purchaser, and the Purchaser purchases from the Company, 10,000 Class I common shares of beneficial interest of the Company (the “Shares”), at an aggregate purchase price of $100,000 as of the date hereof.

2.	The Purchaser represents and warrants that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

3.

The Purchaser represents and warrants to the Company that it is acquiring the Shares for investment purposes only and acknowledges and agrees that the Shares will be sold only by the Purchaser pursuant to a registration statement under the Securities Act or an applicable exemption from the registration requirements contained therein.

4.

The Purchaser acknowledges and agrees that the Purchaser is purchasing the Shares in a transaction exempt from the registration requirements of the Securities Act, in reliance on the Purchaser’s representations regarding its status as an accredited investor. The Purchaser acknowledges that it may be required to hold the Shares for an extended period of time.

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IN WITNESS WHEREOF, the Company and the Purchaser have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

GLADSTONE ALTERNATIVE INCOME FUND

By:	/s/ David Gladstone
Name: David Gladstone
Title: Chief Executive Officer

THE GLADSTONE COMPANIES, INC.

By:	/s/ David Gladstone
Name: David Gladstone
Title: President and Chief Executive Officer